Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Appoints Tanguy Serra President

CFO Brad Buss Plans to Retire in 2016, Assume Advisory Role

SAN MATEO, Calif., Nov. 24, 2015 — SolarCity Corporation (NASDAQ: SCTY) today announced that it has promoted Chief Operations Officer (COO) Tanguy Serra to the new role of President, reporting to CEO Lyndon Rive. The company also announced that CFO Brad Buss plans to retire in 2016. Buss will remain as CFO through the completion of SolarCity’s financial reporting for the fiscal year 2015—expected in early February—and will remain in an advisory role until later in 2016 to ensure a smooth transition. Mr. Serra will continue to oversee SolarCity’s operations in his new role, and has assumed management of the company’s structured finance, asset management and investor relations organizations.  The company’s global finance and accounting organizations will continue to report to Mr. Buss until his retirement in February.

Mr. Serra brings a deep background in finance to his expanded role. Prior to joining SolarCity, he served as the first CEO of Vivint Solar, where he oversaw both finance and operations and was responsible for raising the company’s tax equity funds. Prior to Vivint, from 2004 – 2011, Mr. Serra served as Vice President of TPG Capital, L.P., a private equity investment firm, where he managed a number of the firm’s investments. As part of his role he raised equity and debt capital and oversaw financial planning and analysis and cash forecasting for a range of portfolio companies.  Prior to TPG Capital, Mr. Serra held financial analyst positions with Morgan Stanley Capital Partners and Merrill Lynch.  Mr. Serra holds a bachelor’s degree in accounting and finance from ESCP Europe.

“Tanguy has a rare combination of experience in solar operations and finance, and he has a unique understanding of finance and operations at SolarCity,” said Rive. “As COO, Tanguy has significantly reduced the cost of our operations while maintaining strong growth, and his increased responsibilities as President will put him in a position to accelerate those trends.”

“Brad has been instrumental in enhancing our controls and processes, building a strong team and expanding our structured finance engine,” said Rive. “When we asked Brad to come out of retirement and join SolarCity we knew we wouldn’t be able to keep him forever, and we’re thankful for everything he’s done.”

“I don’t make this decision lightly, but the end of the fiscal year is good timing for the transition, and I’m leaving the finance organization in excellent hands,” said Buss. “We’ve built a great finance and accounting team, and our project finance engine is the envy of the solar industry. Now I look forward to the next chapter of my life with a focus on my family, board service and consulting.”

Mr. Serra joined SolarCity in May 2013 as executive vice president of operations, and was promoted to COO in February 2014. He has overseen a significant reduction in the company’s installation cost—from an average of $2.96 per watt in 2013 to $1.92 per watt in Q3 2015—and has helped the company more than triple its installation volume in the same timeframe.

“SolarCity’s mission to accelerate clean energy adoption is among the most important to the future of the planet of any business in any industry,” said Serra. “I am grateful for the trust Lyndon and the SolarCity team have put in me, and I look forward to driving the company’s mission on a global basis.”

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Investor Relations Contact:	Aaron Chew SolarCity 650-963-5920 investors@solarcity.com	Molly Canales SolarCity 650-963-5674 press@solarcity.com

This communication contains “forward-looking statements” that involve risks and uncertainties, including statements regarding, among other things, executive transition planning and SolarCity’s international expansion. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. The Company cautions the reader to refer to the section entitled “Risk Factors” in its most recent Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.